Exhibit C

                          NOTE PURCHASE AGREEMENT

                                   AMONG

                            INAMED CORPORATION,

                 THE PURCHASERS LISTED ON EXHIBIT A HERETO

                                    AND

                        APPALOOSA MANAGEMENT, L.P.,
                            as Collateral Agent




                       Dated as of September 30, 1998

                             TABLE OF CONTENTS

                                                                         Page

1. Issuance and Sale of Notes.............................................2
         1.1. Authorization of Notes; Definitions.........................2
         1.2. Issuance, Purchase and Sale of Notes........................2
         1.3. Deliveries by the Company...................................2
         1.4. Deliveries by the Purchasers................................4
2. Representations and Warranties of the Company..........................4
         2.1. Organization and Qualification..............................4
         2.2. Due Authorization...........................................4
         2.3. Subsidiaries................................................5
         2.4. SEC Reports Correspondence..................................6
         2.5. Financial Statements........................................6
         2.6. Litigation..................................................6
         2.7. Title to Properties; Insurance..............................7
         2.8. Governmental Consents, etc..................................7
         2.9. Holding Company Act and Investment Company Act..............8
         2.10. Taxes......................................................8
         2.11. Compliance with ERISA......................................9
         2.12. Intellectual Property Rights..............................10
         2.13. Possession of Franchises, Licenses, Etc...................10
         2.14. Compliance with Laws......................................10
         2.15. Conflicting Agreements and Charter Provisions.............10
         2.16. Capitalization............................................11
         2.17. Disclosure................................................11
         2.18. Offering of Notes.........................................11
         2.19. Existing Indebtedness; Future Liens.......................11
         2.20. Environmental Matters.....................................12
         2.21. Solvency..................................................12
         2.22. Labor Relations...........................................12
         2.23. Security Documents........................................13
         2.24. Litigation Settlement.....................................13
         2.25. Brokers or Finders........................................14
         2.26. No Material Adverse Change................................14
         2.27. Related Party Transactions................................14
         2.28. McGhan Documents..........................................14
         2.29. Year 2000.................................................15
         2.30. Statements; Omissions.....................................15
         2.31. No Registration Required; Trust Indenture Act.............15
3. Representations and Warranties of the Purchasers......................15
         3.1. Organization and Qualification.............................15
         3.2. Due Authorization..........................................15
         3.3. Acquisition for Investment.................................16
         3.4. Offering of Notes..........................................16
         3.5. Accredited Investor........................................16
         3.6. Brokers or Finders.........................................16
4. Registration, Exchange and Transfer of Notes..........................16
         4.1. The Note Register; Persons Deemed Owners...................16
         4.2. Issuance of New Notes Upon Exchange or Transfer............17
5. Payment of Notes......................................................17
         5.1. Home Office Payment........................................17
         5.2. Limitation on Interest.....................................17
         5.3. Interest...................................................17
         5.4. Principal..................................................17
6. Covenants of the Company..............................................18
         6.1. Maintenance of Office or Agency............................18
         6.2. Money for Security Payments to be Held in Trust............18
         6.3. Existence..................................................18
         6.4. Maintenance of Properties..................................19
         6.5. Payment of Taxes and Other Claims..........................19
         6.6. Limitation on Indebtedness.................................19
         6.7. Limitation on Encumbrances.................................19
         6.8. Limitation on Related Party Transactions...................19
         6.9. Limitation on Dividends; Stock Issuances...................20
         6.10. Subsidiary Guarantees.....................................20
         6.11. Pledges of Intercompany Notes.............................21
         6.12. No Speculative Transactions...............................21
         6.13. Restricted Investments....................................21
         6.14. Operating Profit..........................................22
         6.15. Tangible Assets...........................................22
         6.16. Line of Business..........................................22
         6.17. Sale of Assets............................................23
         6.18. Indenture Relating to the Notes...........................23
         6.19. Financial Statements and Information......................23
         6.20. Inspection................................................25
         6.21. Change-in-Control Purchase Offer..........................26
         6.22. Sale and Leaseback Transactions...........................26
         6.23. Compliance with Laws......................................26
         6.24. Supplemental Disclosure...................................27
         6.25. Proceeds..................................................27
         6.26. Insurance; Damage to or Destruction of Collateral.........27
         6.27. Amendment of Litigation Documents and McGhan Documents....28
         6.28. Exchange Offer............................................28
         6.29. State Takeover Statutes...................................28
7. Events of Default and Remedies........................................28
         7.1. Events of Default and Remedies.............................28
         7.2. Acceleration of Maturity...................................31
         7.3. Other Remedies.............................................31
         7.4. Conduct No Waiver; Collection Expenses.....................31
         7.5. Annulment of Acceleration..................................32
         7.6. Remedies Cumulative........................................32
8. Prepayment of the Notes...............................................32
         8.1. Optional Prepayments with Make-Whole Amount................32
         8.2. Allocation of Partial Prepayments..........................33
         8.3. Maturity; Surrender, etc...................................33
         8.4. Purchase of Notes..........................................33
         8.5. Make-Whole Amount..........................................33
9. The Collateral Agent..................................................34
         9.1 Appointment.................................................34
         9.2 Delegation of Duties........................................35
         9.3 Exculpatory Provisions......................................35
         9.4 Reliance by the Collateral Agent............................35
         9.5 Notice of Default...........................................36
         9.6 Non-Reliance on Collateral Agent and Other Purchasers.......36
         9.7 Indemnification.............................................37
         9.8 Collateral Agent in its Individual Capacity.................37
         9.9 Successor Collateral Agent..................................37
10. Interpretation.......................................................38
         10.1 Definitions................................................38
         10.2. Accounting Principles.....................................52
11. Miscellaneous........................................................53
         11.1. Payments; Indemnity.......................................53
         11.2. Severability..............................................53
         11.3. Specific Enforcement......................................54
         11.4. Entire Agreement..........................................54
         11.5. Counterparts..............................................54
         11.6. Notices and other Communications..........................54
         11.7. Amendments................................................55
         11.8. Successors and Assigns....................................55
         11.9. Expenses..................................................55
         11.10. Survival.................................................56
         11.11. Transfer of Notes........................................56
         11.12. GOVERNING LAW............................................56
         11.13. Submission to Jurisdiction...............................57
         11.14. Service of Process.......................................57
         11.15. WAIVER OF JURY TRIAL.....................................57
         11.16. Public Announcements.....................................57
         11.17. Further Assurances.......................................57
         11.18. Representations of Purchasers............................57
         11.19. Signatures...............................................58

          THIS NOTE PURCHASE AGREEMENT, dated as of September 30, 1998 (this "Agreement"), among INAMED CORPORATION, a Florida corporation (the "Company"), the parties listed on Exhibit A hereto (each such party, a "Purchaser" and collectively, the "Purchasers") and APPALOOSA MANAGEMENT, L.P., as Collateral Agent (the "Collateral Agent").

          WHEREAS, the Company has entered into (i) a Settlement Agreement, dated April 2, 1998 (the "Class Action Settlement Agreement"), which provides, among other things, for the settlement of certain claims against the Company arising out of the litigation in the United States District Court for the Northern District of Alabama, Southern Division stylized as "Silicone Gel Breast Implant Products Liability Litigation (MDL926)," (the "Breast Implant Litigation") and (ii) an agreement with 3M, dated as of April 16, 1998 (the "3M Agreement"), which provides, among other things, for the resolution of certain indemnification claims of 3M against the Company relating to the Breast Implant Litigation and for the Company to obtain certain releases (the "Releases");

          WHEREAS, on June 2, 1998, the United States District Court for the Northern District of Alabama issued a court order preliminarily approving the Class Action Settlement Agreement and the 3M Agreement (the "June 2, 1998 Court Order");

          WHEREAS, in order to finance certain of its obligations under the Class Action Settlement Agreement and the 3M Agreement and to finance certain of its working capital requirements, the Company has requested the Purchasers to loan the Company $8,000,000 (the "Loan") by purchasing the 10.00% Senior Secured Notes due March 31, 1999 or, at the option of the Company exercised as provided therein, September 1, 2000 (the "Notes"), and Warrants to acquire up to 590,000 shares of Common Stock with an exercise price of $6.50 per share (the "Loan Warrants");

          WHEREAS, upon the terms and subject to the conditions contained in this Agreement and in the other Transaction Documents (as hereinafter defined), the Purchasers are willing to make the Loan to the Company by purchasing the principal amount of Notes set forth opposite such Purchaser's name in Exhibit A and the number of Loan Warrants set forth opposite such Purchaser's name in Exhibit A;

          WHEREAS, in connection with the purchase and sale of the Notes, after the date hereof the Company will consummate an Exchange Offer (the "Exchange Offer") for its issued and outstanding 11% secured convertible notes due January, 1999 (the "Old Notes") by exchanging therefor (i) the Company's 11.00% Senior Subordinated Secured Notes due March 31, 1999 or, at the option of the Company as provided therein, September 1, 2000, in the form of Exhibit B (the "Exchange Notes"), (ii) Warrants in the form of Exhibit C to acquire up to 3,671,616 shares of Common Stock with an exercise price of $5.50 per share (the "Exchange Warrants") and (iii) Warrants in the form of Exhibit D to acquire up to 500,000 shares of Common Stock with an exercise price of $7.50 per share (the "Additional Warrants"); and

          WHEREAS, the Purchasers and the Company desire to provide for the purchase and sale of the Notes and the Loan Warrants and to establish various rights and obligations in connection therewith.

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein set forth, the parties hereto agree as follows:

     1.   Issuance and Sale of Notes.
          --------------------------

          1.1. Authorization of Notes; Definitions. The Company has authorized the issuance and sale of the Notes and the Loan Warrants. The Notes shall be in the form of Exhibit 1.1A hereto and the Loan Warrants shall be in the form of Exhibit 1.1B hereto. Certain capitalized terms used in the Agreement are defined in Section 9 hereof; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

          1.2. Issuance, Purchase and Sale of Notes. Upon the terms and subject to the conditions set forth herein, the Company is selling to the Purchasers and the Purchasers are purchasing from the Company (i) Notes in the aggregate principal amount of Eight Million Dollars ($8,000,000) and
(ii) the Loan Warrants, for an aggregate purchase price of $8,000,000 in cash (the "Purchase Price"). The Company and the Purchasers agree that for U.S. federal, state and local income Tax purposes, the portion of the Purchase Price allocable to the Loan Warrants is $300,000.00 and the portion allocable to the Notes is $7,700,000.00, and the Company and the Purchasers shall take no position inconsistent with such allocation. The closing of the transactions contemplated hereby (the "Closing") is taking place simultaneously herewith at the offices of Fried, Frank, Harris, Shriver & Jacobson, New York, New York.

          1.3. Deliveries by the Company. At the Closing, the Company is delivering to each Purchaser (and to such other parties as otherwise set forth below) the following:

               (i) duly executed Notes in the principal amounts set forth opposite such Purchaser's name on Exhibit A hereto;

               (ii) duly executed Loan Warrants to purchase shares of Common Stock in the amounts set forth opposite such Purchaser's name on Exhibit A hereto;

               (iii) an opinion of the Company's counsel, dated as of the date hereof, addressed to such Purchaser in the form of Exhibit 1.3(iii) hereto;

               (iv) an Officers' Certificate, dated as of the date hereof, certifying that the representations and warranties contained in
          Article 2 hereof are true and correct;

               (v) good standing certificates for the Company and each of its Material Subsidiaries, dated no earlier than ten days prior to the date hereof, from the jurisdiction in which each is incorporated;

               (vi) a copy of the resolutions of the board of directors of the Company and each of its Material Subsidiaries (as applicable) authorizing the execution of each of the Transaction Documents and the performance of the transactions contemplated in the Transaction Documents which shall be certified as true, correct and effective as of the date hereof by the Secretary or Assistant Secretary of the Company or such Material Subsidiary;

               (vii) duly executed copies of the Guarantee and Security Agreement, the Guarantee Agreement, the Security Agreement, and the Registration Rights Agreement in the forms attached hereto as Exhibits 1.3(vii) A, B, C, and D, and copies of any other Collateral Documentation including Financing Statements required to perfect the Holders' first priority security interest in the Collateral;

               (viii) evidence, satisfactory to each Purchaser, of the commencement of the Exchange Offer;

               (ix) a copy of the Rights Plan as in effect on the date hereof and, which is attached hereto as Exhibit 1.3(ix);

               (x) a duly executed copy of the Intercreditor Agreement, in the form attached hereto as Exhibit 1.3(x);

               (xi) the placement fee of $100,000 to Libra Investments in immediately available funds by wire transfer to one or more accounts designated by Libra Investments on or prior to the date hereof and the placement fee of $200,000 to Appaloosa to be deducted from the portion of the Purchase Price to be paid by Appaloosa at the Closing; and

               (xii) such other instruments and documents as reasonably requested by each Purchaser.


          1.4. Deliveries by the Purchasers. At the Closing, each Purchaser is delivering to the Company (or to such other parties as otherwise set forth below) the following:

                    (i) the amount set forth opposite such Purchaser's name in Exhibit 1.4(i), such amount being equal to the pro-rata portion of the Purchase Price allocable to such Purchaser for the principal amount of Notes and the Loan Warrants being purchased by such Purchaser as set forth opposite such Purchaser's name in Exhibit A hereto, and less, in the case of Appaloosa, (i) the placement fee of $200,000, (ii) $3,000,000 to be wire transferred in immediately available funds at the Closing to Edgar C. Gentle, III (the "Escrow Agent") pursuant to the Escrow Agreement, dated as of October 1, 1998, by and between the Inamed Settlement Fund by and through the Settlement Class Counsel, the Company and the Escrow Agent (the "Escrow Agreement") and (iii) its costs and expenses (including the reasonable fees and expenses of its counsel, Fried, Frank, Harris, Shriver & Jacobson and accountants, which amounts shall be wire transferred by Appaloosa in immediately available funds to one or more accounts designated by such parties on or prior to the date hereof); and

                    (ii) a duly executed copy of the Registration Rights Agreement.

     2.   Representations and Warranties of the Company.
          ---------------------------------------------

          The Company represents and warrants to each Holder as follows:

          2.1. Organization and Qualification. Each Credit Party is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated and has the power to own its respective property and to carry on its respective business as now being conducted. Except as set forth on Schedule 2.1, each Credit Party is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect.

          2.2. Due Authorization. Each Credit Party has all right, power and authority to enter into, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each Transaction Document by each Credit Party party thereto and the performance by such Credit Party of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Notes, the Loan Warrants, the Exchange Notes, the Exchange Warrants and the Additional Warrants by the Company) and compliance by each such Credit Party with all the provisions of each Transaction Document (as applicable) have been duly authorized by all requisite corporate proceedings on the part of each Credit Party. Each of the Transaction Documents (other than the Exchange Offer Documents) has been duly executed and delivered on behalf of each Credit Party party thereto, and each such Transaction Document constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by general principles of equity relating to creditors' rights generally. The Company has furnished to each Purchaser true and correct copies of the Company's Certificate of Incorporation and By-Laws as in effect on the date of this Agreement, copies of which are attached hereto as Exhibits 2.2(i) and 2.2(ii). In addition, the Company has furnished to each Purchaser a true and correct copy of the Proxy Statement, relating to the solicitation of votes to approve the Reincorporation Merger, filed by the Company with the SEC on September 18, 1998, a copy of which is attached hereto as Exhibit 2.2(iii) (the "Proxy Statement").

          2.3. Subsidiaries. (a) Schedule 2.3(a) contains (except as noted therein) complete and correct lists (i) of the Company's Material Subsidiaries, showing, as to each Material Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other of the Company's Subsidiaries, and (ii) of the Company's directors and senior officers.

          (b) Except as set forth in Schedule 2.3(a), all of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 2.3(a) as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another of its Subsidiaries free and clear of any Lien.

          (c) There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which the Company or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its capital stock or other equity interests in any of the Company's Subsidiaries.

          (d) The Company has furnished to each Purchaser true and correct copies of the charter, by-laws and/or other organizational documents of each of the Company's Material Subsidiaries, as in effect on the date of this Agreement, copies of which are attached hereto as Exhibit 2.3(d).

          (e) Schedule 2.3(e) contains (except as noted therein) a complete and correct list of all of the Company's Non-Significant Subsidiaries.

          2.4. SEC Reports Correspondence. Except as set forth in Schedule 2.4, the Company has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act from and after January 1, 1995; and the Company has furnished each Purchaser true and complete copies of all annual reports, quarterly reports, proxy statements and other reports under the Exchange Act filed by the Company from and after such date, each as filed with the SEC (collectively, the "SEC Reports"). Except as set forth on Schedule 2.4, each SEC Report was in compliance in all material respects with the requirements of its respective report form and did not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and as of the date hereof there is no fact or facts not disclosed in the SEC Reports which relate specifically to the Company and/or any of its Subsidiaries and which individually or in the aggregate may have a Material Adverse Effect. The Company has made available for inspection by each Purchaser copies of all correspondence between the Company and the SEC from and after January 1, 1996.

          2.5. Financial Statements. Except as set forth in Schedule 2.5, the financial statements (including any related schedules and/or notes) included in the SEC Reports have been prepared in accordance with GAAP consistently followed (except as indicated in the notes thereto) throughout the periods involved and fairly present the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to changes resulting from year-end adjustments, none of which were material in amount or effect). Except as set forth in
Schedule 2.5 or the SEC Reports, the Company has no liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's balance sheet as of December 31, 1997 included in the SEC Reports or (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 1997 which individually or in the aggregate do not have a Material Adverse Effect. Since December 31, 1997, the Company and its Subsidiaries have operated their respective businesses only in the ordinary course and there has not been individually or in the aggregate any Material Adverse Effect, other than changes disclosed in the SEC Reports or otherwise set forth in Schedule 2.5 hereto.

          2.6. Litigation. (a) Except as set forth in Schedule 2.6 hereto or as disclosed in the SEC Reports, there is no action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity.

          (b) Except as set forth in Schedule 2.6 or as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries is in default under or in breach of any order of any court, arbitrator or governmental entity, and neither the Company nor any of its Subsidiaries is subject to or a party to any order of any court or governmental entity arising out of any action, suit or proceeding under any Law.

          2.7. Title to Properties; Insurance. (a) Except as set forth in
Schedule 2.7(a), the Company and each of its Subsidiaries have good and valid title to, or, in the case of property leased by any of them as lessee, a valid and subsisting leasehold interest in, their respective properties and assets, free of all Liens and encumbrances, except as sold or otherwise disposed of in the ordinary course of business and except for such Liens and encumbrances which would not cause a Material Adverse Effect.

          (b) Schedule 2.7(b) sets forth a complete and correct list of all insurance coverage carried by the Company or its Subsidiaries, the carrier and the terms and amount of coverage. All of the material assets of the Company and the Company's Subsidiaries and all aspects of the Company's and its Subsidiaries' businesses that are of insurable character are covered by insurance with insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such insurance policy maintained by it. All such policies and other instruments are in full force and effect and no premiums with respect thereto are past due and owed. Except as set forth in Schedule 2.7(b), neither the Company nor any of its Subsidiaries has failed to give any notice or present any material claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, neither the Company nor any of its Subsidiaries has otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by the Company or any of its Subsidiaries under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by the Transaction Documents will not result in any such termination or premium increase. The Company does not maintain directors' and officers' insurance.

          2.8. Governmental Consents, etc. No Credit Party is required to obtain any consent, approval or authorization of, or to make any registration, declaration or filing with, any Governmental Entity or third party as a condition to or in connection with the valid execution and delivery of any of the Transaction Documents or the valid offer, issue, sale or delivery of the Notes or the Loan Warrants, or the performance by any such Credit Party of its obligations in respect of any thereof, except for filings required pursuant to state and federal securities laws to effect any registration of securities pursuant to the Registration Rights Agreement, the Financing Statements, and filings to be made with the U.S. Patent and Trademark Office or the U.S. Copyright Office to perfect the Holders' first priority security interest in the Intellectual Property constituting Collateral under the Collateral Documentation, and except for the filing on Form 8K under the Exchange Act to report the consummation of the transactions contemplated hereby.

          2.9. Holding Company Act and Investment Company Act. No Credit Party is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility," as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

          2.10. Taxes. Except as set forth in Schedule 2.10:

               (a) The Company and its Subsidiaries are each members of the affiliated group (as defined in Code Section 1504) filing a consolidated federal income Tax Return of which the Company is the common parent. The Company and its Subsidiaries (i) have timely filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its Subsidiaries, all of which Tax Returns are true, correct and complete in all material respects; (ii) have within the time and manner prescribed by Law paid all Taxes, required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established and maintained on their respective books and records, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the date hereof; and (iv) have not received notice of any deficiencies for any Tax from any Governmental Authority against the Company or any of its Subsidiaries, which deficiency has not been satisfied. Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing audit or judicial or administrative proceeding relating to Taxes, nor is any such audit pending or, to the Company's Knowledge, threatened. With respect to any taxable period ended prior to December 31, 1992, all Tax Returns including the Company or any of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. The accruals and reserves for Taxes on the December 31, 1997 Balance Sheet are complete and adequate in all material respects to cover the liability of the Company and its Subsidiaries for Taxes through such date. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its Subsidiaries (other than Liens for Taxes not yet due). No claim has been made or threatened in writing, and no claim has, to the Company's Knowledge, otherwise been made or threatened, by a Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation. Neither the Company nor any of its Subsidiaries is or has been a party to any Tax Sharing Agreement.

               (b) The Company and its Subsidiaries have duly withheld or collected all Taxes required by law to have been withheld or collected (including Taxes required by law to be withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party) and any such amounts required to be remitted to a Governmental Authority have been timely remitted.

          2.11. Compliance with ERISA. The Company has provided or made available to each Purchaser, or has caused to be provided to each Purchaser
(i) current, accurate and complete copies of all documents embodying or relating to each employee benefit plan (within the meaning of Section 3(3) of ERISA) and each Employee Agreement, including all amendments thereto, and trust or funding agreements with respect thereto (excluding any grantor trusts established to hold assets subject to the claims of Seller's creditors) maintained or contributed to by and Credit Party or any ERISA Affiliate; and (ii) all summary plan descriptions and communications of any material modifications to any employee or employees relating to any employee benefit plan (within the meaning of Section 3(3) of ERISA) or Employee Agreement maintained by any Credit Party or any ERISA Affiliate.
Schedule 2.11 sets forth a complete and correct list of all employee benefit plans and Employee Agreements described in clause (i) above. Each employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained or contributed to by any Credit Party or any ERISA Affiliate has been established and operated in accordance with terms thereof and all other applicable laws, including, but not limited to the Code and ERISA. Neither any Credit Party nor any ERISA Affiliate presently sponsors, maintains, contributes to, or is required to contribute to, nor has any Credit Party nor any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code. Neither any Credit Party nor any ERISA Affiliate has ever maintained or contributed to or been required to maintain or contribute to any employee welfare benefits plan (within the meaning of Section 3(1) of ERISA) which provides for post-retirement medical or other welfare-type benefits and has no liability for any such benefits to any present or former employee.

          2.12. Intellectual Property Rights. Except as disclosed on
Schedule 2.12 hereto, to the Company's Knowledge, (i) the Company or one of its Subsidiaries owns or has the right to use pursuant to license, sub-license, agreement or permission all of its Intellectual Property; and
(ii) neither the Company nor any of its Subsidiaries has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, except for interferences, infringements and misappropriations which would not individually or in the aggregate have a Material Adverse Effect, and the Company has no Knowledge of any claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To the Company's Knowledge, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company or any of the Company's Subsidiaries.

          2.13. Possession of Franchises, Licenses, Etc. Each Credit Party possesses all franchises, certificates, licenses, permits and other authorizations from Governmental Entities and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of their respective properties and assets, except for those the absence of which would not individually or in the aggregate have a Material Adverse Effect, and no Credit Party is in violation of any thereof, except for violations which would not cause a Material Adverse Effect.

          2.14. Compliance with Laws. Each Credit Party is in compliance with all applicable Laws including, without limitation, those relating to protection of the environment, employment opportunity and employee safety, except where the failure to comply would not individually or in the aggregate have a Material Adverse Effect. No injunction, order or other decree has been issued nor any Law enacted which prevents, nor does any Law prohibit the consummation of the transactions contemplated by any of the Transaction Documents.

          2.15. Conflicting Agreements and Charter Provisions. Other than the Class Action Settlement Agreement, no Credit Party is a party to any Contract or is subject to any charter or By-Law provision or any judgment or decree which individually or in the aggregate has or is reasonably likely to have a Material Adverse Effect. Neither the execution and delivery of any of the Transaction Documents, nor the issuance of the Notes or the Loan Warrants, nor the fulfillment of or compliance with the terms and provisions hereof or thereof, will conflict with or result in a breach of the terms, conditions, or provisions of, or give rise to a right of termination under, or constitute a default under, or result in the creation of any Lien, or result in any violation of, the Certificate of Incorporation or By-Laws or other organizational documents of any Credit Party or any Contract of any Credit Party except where such conflict, breach, right of termination, default, Lien or violation would not cause a Material Adverse Effect. No Credit Party is in default under any outstanding indenture or other debt instrument or with respect to the payment of the principal of or interest on any outstanding obligations for borrowed money, or is in default under any of its Contracts except, in the case of Contracts, where such default would not cause a Material Adverse Effect.

          2.16. Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which, as of the date hereof, 10,990,290 shares were issued and outstanding. All of the outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable. No class of Capital Stock of the Company is entitled to preemptive rights. Except for the Old Notes and the warrants and options listed on Schedule 2.16 hereto, there are no outstanding options, warrants, subscription rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any class of Capital Stock of the Company, or Contracts, by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of its Capital Stock or options, warrants or other rights to purchase or acquire any shares of its Capital Stock. Immediately following the consummation of the transactions contemplated hereby, the Company's capitalization will be as set forth in Schedule 2.16. The Company has not declared or paid any dividend or made any other distribution of cash, stock or other property to its stockholders since January 1, 1995.

          2.17. Disclosure. Neither any Transaction Document nor any Schedule thereto, nor any certificate furnished to any Purchaser by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated thereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

          2.18. Offering of Notes. Neither the Company nor any Person acting on its behalf has offered the Notes or the Loan Warrants or any similar securities of the Company for sale to, solicited any offers to buy the Notes or the Loan Warrants or any similar securities of the Company from or otherwise approached or negotiated with respect to the Company with any Person other than the Purchasers and other "accredited investors" (as defined in Rule 501(a) under the Securities Act). Neither the Company nor any Person acting on its behalf has taken or, except as contemplated hereby will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Notes or the Loan Warrants under the Securities Act) which could reasonably be expected to subject the offering, issuance or sale of the Notes or the Loan Warrants to the registration requirements of Section 5 of the Securities Act or violate the provisions of any securities, "blue sky", or similar law of any applicable jurisdiction.

          2.19. Existing Indebtedness; Future Liens. (a) Schedule 2.19 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof. Neither the Company nor any of its Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any such Indebtedness and no event or condition exists with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. None of the Company's 4% convertible debentures, due January 30, 2000, are outstanding.

          (b) No Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to any Lien.

          2.20. Environmental Matters. No Credit Party has Knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Credit Party or any of its real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws. Except as otherwise set forth in Schedule 2.20, (i) no Credit Party has Knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or affecting real properties now or formerly owned, leased or operated by any of them or to other assets or their use; (ii) except as set forth on Schedule 2.20, no Credit Party has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws; and (iii) all buildings on all real properties now owned, leased or operated by any Credit Party are in compliance with applicable Environmental Laws; except in each case for such occurrences which would not cause a Material Adverse Effect.

          2.21. Solvency. No Credit Party is, and after giving effect to the purchase of the Notes and the application of the proceeds therefrom will be, insolvent within the meaning of Title 11 of the United States Code or any comparable state law provision.

          2.22. Labor Relations. Except as set forth in Schedule 2.22, no unfair labor practice complaint or any complaint alleging sexual harassment or sex, age, race or other employment discrimination has been brought during the last three years against any Credit Party before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority, nor is there any charge, investigation (formal or informal) or complaint pending, or to the Knowledge of each Credit Party, threatened, against any Credit Party regarding any labor or employment matter. There have been no governmental audits of the equal employment opportunity practices of any Credit Party and, to the Knowledge of each Credit Party, no reasonable basis for any such audit exists. Each Credit Party (i) is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment, collective bargaining and wages and hours, except for such laws, rules and regulations which would not cause a Material Adverse Effect and (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its employees.

          2.23. Security Documents. Upon proper filing of the Financing Statements (or assignments thereof) in the offices of the Secretary of State of Nevada with respect to the Company and upon proper filing of the Financing Statements (or assignments thereof) in the locations identified in the Guarantee and Security Agreement, with respect to the domestic Material Subsidiaries, the Liens granted under the Transaction Documents (other than the Exchange Offer Documents) shall constitute fully perfected first priority security interests in all right, title and interest of the Company or such domestic Material Subsidiary, as the case may be, in and to the personal property therein prior to any other security interests against such property or interests therein.

          2.24. Litigation Settlement. (a) Attached hereto as Exhibits 2.24A, 2.24B and 2.24C are true and complete copies of the Class Action Settlement Agreement, the 3M Agreement, and the June 2, 1998 Court Order approving the Class Action Settlement Agreement and the 3M Agreement (including the 30-day extension letter thereto).

          (b) The plaintiffs in the Breast Implant Litigation have been preliminarily certified as a Mandatory (non "opt-out" Limited Fund) Class under Rule 23(b)(1)(B) of the Federal Rules of Civil Procedure.

          (c) Except as disclosed in the Company's filing in its 1997 Form 10K, the implementation of the Class Action Settlement Agreement will preclude further litigation by all persons who are within the scope of the class and whose claims arise during the class period.

          (d) Each Credit Party is in full compliance with all of the terms of the Class Action Settlement Agreement, the 3M Agreement and the June 2, 1998 Court Order. No Credit Party is in default under or in violation of the Class Action Settlement Agreement, the 3M Agreement, or the June 2, 1998 Court Order and all of the foregoing are in full force and effect with respect to each Credit Party. To the Knowledge of each Credit Party, each Person (other than a Credit Party) who is a party to the Class Action Settlement Agreement or the 3M Agreement or who is subject to the June 2, 1998 Court Order is in full compliance with the terms of such agreements and such order, are not in default or in violation of such agreements or such order, and each of the foregoing is in full force and effect with respect to such parties.

          (e) The Company has delivered to each Purchaser true and correct copies of the Escrow Agreement and the Interim Agreement for Custodian Services for the Inamed Settlement Fund, dated as of September 30, 1998, by and between The Inamed Settlement Fund and Compass Bank (the "Custody Agreement").

          2.25. Brokers or Finders. Other than the $100,000 fee to Libra Investments and the $200,000 fee to Appaloosa, no agent, broker, investment banker or other Person is or will be entitled to any broker's fee or any other commission or similar fee from any Credit Party in connection with any of the transactions contemplated by this Agreement.

          2.26. No Material Adverse Change. Except as set forth in Schedule 2.26, since January 1, 1997, no event has occurred or failed to occur which has had a Material Adverse Effect.

          2.27. Related Party Transactions. (a) Except as set forth in
Schedule 2.27 or as disclosed in the SEC Reports, no Credit Party has entered into or been a party to any transaction with any Related Party thereof except in the ordinary course of, and pursuant to the reasonable requirements of, such party's business and upon fair and reasonable terms that are at least equivalent to an arms length transaction with a Person not a Related Party of such party.

          (b) Except as set forth in Schedule 2.27 or as disclosed in the SEC Reports, no Credit Party has entered into any lending or borrowing transaction with any director, officer or employee of the Company or any of its Subsidiaries in excess of $10,000 in the aggregate.

          2.28. McGhan Documents. (a) Attached hereto as Exhibits 2.28(i) and 2.28(ii), respectively, are true and complete copies of (i) the Standstill Agreement and (ii) all documents and agreements relating to the full discharge of all Indebtedness to International Integrated Industries LLC.

          (b) The Company has discharged in full, in a manner satisfactory to each Purchaser, all indebtedness to International Integrated Industries LLC.

          (c) Each Credit Party is in full compliance with all of the terms of the documents listed in Section 2.28(a) and is not in default or in violation of any of the foregoing. All of the documents listed in Section 2.28(a) are in full force and effect with respect to each Credit Party.

          (d) To the Knowledge of each Credit Party, each Person (other than a Credit Party) who is a party to any of the documents listed in
Section 2.28(a) is in full compliance with the terms of such documents, is not in default or in violation of the foregoing, and each such document is in full force and effect with respect to such parties.

          2.29. Year 2000. The Company reasonably believes that the Company and its Subsidiaries will on a timely basis successfully resolve the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates, commonly referred to as the "Year 2000 Problem", if the Company and its Subsidiaries implement the plans for such resolution currently in place. The Company reasonably believes that the cost to the Company and its Subsidiaries of correcting their Year 2000 Problem will not be Material. The Company and its Subsidiaries, on the basis of inquiries made, believe that each material supplier and customer of the Company and each of its Subsidiaries will also successfully resolve on a timely basis the Year 2000 Problem for all of its computer applications.

          2.30. Statements; Omissions. With respect to the Exchange Offer, the Company has provided (or will have provided prior to the consummation of the Exchange Offer) to the holders of the Old Notes all material facts relevant to the Company and the Exchange Offer, and the Company has not made any untrue statements of a material fact or omitted to state a material fact necessary in order to make any statements made by the Company, in the light of the circumstances under which they were made, not misleading.

          2.31. No Registration Required; Trust Indenture Act. Subject to compliance by the holders of the Old Notes with the representations and warranties set forth in Article III of the Securities Exchange Agreement, it is not necessary in connection with the Exchange Offer and the granting of the Exchange Warrants and Additional Warrants to the Holders and by the Holders to each subsequent holder in the manner contemplated by the Securities Exchange Agreement to register the Exchange Notes, the Exchange Warrants and Additional Warrants under the Act. The Exchange Offer Documents and the transactions contemplated thereby are in full compliance with the Trust Indenture Act of 1939, as amended.

     3. Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to the Company with respect to such Purchaser as follows:

          3.1. Organization and Qualification. Such Purchaser is duly organized and existing in good standing under the laws of the state of its formation and has the power to own its respective property and to carry on its respective business as now being conducted.

          3.2. Due Authorization. Such Purchaser has all right, power and authority to enter into, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. Such Purchaser's execution and delivery of each Transaction Document to which it is a party and the performance by such Purchaser of the transactions contemplated thereby and compliance by such Purchaser with all the provisions of each Transaction Document to which it is a party (as applicable) have been duly authorized by all requisite proceedings on the part of such Purchaser. Each of the Transaction Documents (other than the Exchange Offer Documents) to which it is a party has been duly executed and delivered on behalf of such Purchaser, and each such Transaction Document constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by general principles of equity relating to creditors' rights generally.

          3.3. Acquisition for Investment. Such Purchaser is acquiring the Notes being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof except in compliance with all applicable securities Laws.

          3.4. Offering of Notes. Such Purchaser has not offered the Notes for sale by any means of general solicitation or general advertising including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

          3.5. Accredited Investor. Such Purchaser is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act. Such Purchaser represents that it has been afforded the opportunity to ask questions and receive answers concerning the terms and conditions of the Transaction Documents and the transactions contemplated thereby.

          3.6. Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker's fee or any other commission or similar fee from such Purchaser in connection with any of the transactions contemplated by this Agreement.

     4.   Registration, Exchange and Transfer of Notes.
          --------------------------------------------

          4.1. The Note Register; Persons Deemed Owners. The Company shall maintain, at its office designated for notices in accordance with Section 11.6, a register for the Notes (the "Note Register"), in which the Company shall record the name and address of the person in whose name each Note has been issued and the name and address of each transferee and prior owner of each Note. The Company may deem and treat the person in whose name a Note is so registered as the Holder and owner thereof for all purposes and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this Article 4.

          4.2. Issuance of New Notes Upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with Section 11.6, the Company shall execute and deliver, at its expense, one or more new Notes as requested by the Holder of the surrendered Note, each dated the date to which interest has been paid on the Note so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such Holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Note or by his attorney duly authorized in writing. The Company may also condition the issuance of any new Note or Notes to a Person other than the Holder thereof on the payment of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer.

     5.   Payment of Notes.
          ----------------

          5.1. Home Office Payment. The Company will pay to each Purchaser or any transferee thereof all sums becoming due on the Notes held by such Purchaser or transferee (including all sums which become due on the Notes at the maturity thereof) (a) prior to the date of execution of an indenture (the "Indenture Date") at the account/address to be specified by such Purchaser or transferee for such purpose by notice to the Company, by wire transfer of immediately available funds, or at such other address or by such other method as such Purchaser or transferee shall have designated by notice to the Company and (b) at any time after the Indenture Date, by wire transfer to the Trustee, as specified in the indenture. Before selling or otherwise transferring any Note, such Purchaser or transferee will make a notation thereon of the aggregate amount of all payments of principal, if any, theretofore made, and of the date to which interest has been paid.

          5.2. Limitation on Interest. No provision of this Agreement or of the Notes shall require the payment or permit the collection of interest in excess of the maximum rate which is permitted by Law. If any such excess interest is provided for herein or in the Notes, or shall be adjudicated to be so provided for, then the Company shall not be obligated to pay such interest in excess of the maximum rate permitted by Law, and the right to demand payment of any such excess interest is hereby waived, any other provisions in this Agreement or in the Notes to the contrary notwithstanding.

          5.3. Interest. Interest on the principal amount of the Notes shall be due and payable as provided in the Notes.

          5.4. Principal. Unless otherwise provided herein, payment of the principal amount of the Notes shall be due and payable as provided in the Notes.

     6. Covenants of the Company. The Company covenants that for so long as any of the Notes are outstanding:

          6.1. Maintenance of Office or Agency. The Company shall maintain in Las Vegas, Nevada an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes may be served. The Company shall give prompt written notice to the Holders of the location, and any change in the location, of such office or agency. The Company may also from time to time designate one or more other offices or agencies (in or outside Nevada) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations, provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in Las Vegas, Nevada for such purposes. The Company shall give prompt written notice to the Holders of any such designation or rescission and of any change in the location of any such other office or agency.

          6.2. Money for Security Payments to be Held in Trust. On or before each due date of the principal of or interest on any of the Notes, the Company shall segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided.

          6.3. Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, Material rights (charter and statutory) and Material franchises and the existence, Material rights and Material franchises of all of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any foreign Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or make any Material change in the present method of conducting business or engage in any type of business other than of the same general type now conducted by it. The Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify (i) the Company's articles of incorporation or certificate of incorporation (as the case may be), (ii) the Company's by-laws or (iii) the charter, by-laws or other organizational documents of any of the Company's Subsidiaries. Notwithstanding the foregoing, the Company shall be permitted to (A) consummate the Reincorporation Merger to change the Company's state of incorporation from Florida to Delaware (substantially on the terms described in the Proxy Statement, the Delaware Charter and the Delaware By-Laws, but in no event on terms more adverse to the Holders than those contained in the Proxy Statement, Delaware Charter and Delaware By-Laws and in no event increasing the number of authorized shares contained therein), provided, however, that the Company shall not, without the prior written consent of the Required Holders, amend or otherwise modify the Delaware Charter or the Delaware By-Laws and (B) effect any transaction otherwise prohibited under this
Section 6.3 solely with respect to its Non-Significant Subsidiaries except for the provisions of the first two sentences of this Section 6.3.

          6.4. Maintenance of Properties. The Company shall cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such if such discontinuance is, in the reasonable, good faith judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any Material respect to the Holders.

          6.5. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes levied or imposed upon any Credit Party or upon the income, profits or property of any Credit Party, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by Law become a Lien upon the property of any Credit Party; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

          6.6. Limitation on Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for the payment of any Indebtedness (excluding Permitted Indebtedness and Indebtedness which is a Guaranty of an Indebtedness of a Credit Party that is otherwise Permitted Indebtedness).

          6.7. Limitation on Encumbrances. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise suffer to exist or cause or otherwise suffer to become effective any Lien in or on any right, title or interest to any property (real or personal) that constitutes all or any portion of the Collateral (a "Restricted Encumbrance," which term excludes the Lien created in favor of the Holders) unless such Restricted Encumbrance is a Permitted Lien.

          6.8. Limitation on Related Party Transactions. (a) The Company shall not, and shall not permit any of its Subsidiaries to, enter into or be a party to any transaction with any Related Parties (other than an Appaloosa or its Affiliates) except in the ordinary course of, and pursuant to the reasonable requirements of, such party's business and upon fair and reasonable terms that are at least equivalent to an arms length transaction with a Person that is not a Related Party. In addition, if any such transaction or series of related transactions involves payments in excess of $25,000 in the aggregate, the terms of those transactions must be disclosed in advance to each Holder. All such transactions existing as of the date hereof are set forth in Schedule 6.8.

          (b) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any lending or borrowing transaction with any director, officer or employee of any Credit Party.

          (c) The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into or adopt or amend any existing agreement or arrangement relating to severance, (ii) enter into or adopt or amend any existing severance plan, (iii) enter into or adopt or amend any employee benefit plan (within the meaning of Section 3(3) of ERISA) or Employee Agreement or (iv) grant any bonus, salary increase, severance or termination pay to, any employee, officer, director or consultant other than in the ordinary course of business consistent with past practice.

          6.9. Limitation on Dividends; Stock Issuances. The Company shall not offer or issue any shares of preferred stock of the Company for any purpose whatsoever including, without limitation, any shares of "blank check" preferred stock authorized under Article FOURTH of the Delaware Charter following the effectiveness of the Reincorporation Merger. The Company shall not offer or issue any shares of Common Stock of the Company that, if consummated, would cause the aggregate number of shares of Common Stock outstanding to be greater than 20,000,000 (adjusted for reverse stock splits and similar transactions). The Company shall not declare any dividends on any shares of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, Securities, property or in obligations of any Credit Party.

          6.10. Subsidiary Guarantees. The Company shall cause its existing and future wholly-owned direct and indirect Material Subsidiaries organized under the laws of any state of the United States (or the District of Columbia) to jointly and severally guarantee the obligations of the Company under the Notes and this Agreement pursuant to the Guarantee and Security Agreement. The Company shall cause such guarantees to be executed and delivered by all of the domestic Material Subsidiaries in existence on the date hereof concurrently with the execution and delivery of this Agreement. Without limiting the generality of the foregoing, to the extent that the Company establishes or acquires a direct or indirect Subsidiary that constitutes a Material Subsidiary, or if an existing Non-Significant Subsidiary shall become a Material Subsidiary, and such Subsidiary is organized under the laws of a state of the United States and doing business in the United States after the date hereof, the Company shall cause such Subsidiary to jointly and severally guarantee the obligations of the Company under the Notes and this Agreement pursuant to the Guarantee and Security Agreement. The Company shall cause its existing and future direct and indirect Material Subsidiaries organized under the laws of any jurisdiction other than any state of the United States or the District of Columbia to jointly and severally guarantee the obligations of the Company under the Notes and this Agreement pursuant to the Guarantee Agreement. The Company shall cause such guarantees to be executed, delivered and approved by all of such foreign Material Subsidiaries in existence on the date hereof concurrently with the execution and delivery of this Agreement. Without limiting the generality of the foregoing, to the extent that the Company establishes or acquires a direct or indirect Subsidiary that constitutes a Material Subsidiary, or if an existing Non-Significant Subsidiary shall become a Material Subsidiary, and such Subsidiary is organized under the laws of any jurisdiction other than any state of the United States or the District of Columbia, the Company shall cause such Subsidiary to jointly and severally guarantee the obligations of the Company under the Notes and this Agreement pursuant to the Guarantee Agreement.

          6.11. Pledges of Intercompany Notes. The Company shall, and shall cause each of its Material Subsidiaries to, promptly pledge all Intercompany Notes (and all security agreements and documents relating thereto), whether in existence or created after the date hereof, to the Collateral Agent as Collateral under the Collateral Documentation. To the extent that, on or after the date hereof, the Company makes any cash investment in any of its Subsidiaries (in accordance with Section 6.13) which are organized under the laws of and doing business in the United States, such investment shall be required to be made in the form of a loan, which shall be evidenced by an Intercompany Note and all such Intercompany Notes shall be pledged by the Company to the Collateral Agent as Collateral under the Collateral Documentation.

          6.12. No Speculative Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and except for interest swaps, currency hedges, caps or collars.

          6.13. Restricted Investments. The Company shall not, directly or indirectly, make or cause or permit, or permit any of its Subsidiaries to, make or cause or permit, (i) any direct or indirect advance to, (ii) any loan or other extension of credit to, (iii) any guarantee of any Indebtedness of, (iv) any capital contribution to, (v) any purchase or other acquisition of any Equity Interests in, (vi) any purchase or other acquisition of assets (other than in the ordinary course of business) from or (vii) any merger with, any Person, including, without limitation, any of the Company's Subsidiaries, in each case other than Permitted Investments.

          6.14. Operating Profit. The Company's Operating Profit (as defined below) shall be greater than the amounts listed in the following chart for the applicable period. "Operating Profit" shall mean, for any given period, Net Income for such period (exclusive of (A) all amounts in respect of any extraordinary gains or losses, (B) gains and losses arising from the sale or other disposition of material assets not in the ordinary course of business, (C) earnings and losses from discontinued operations and (D) fees and expenses incurred by the Company (including reasonable attorneys' and accountants' fees and expenses) in connection with the offer and sale of the Notes and the Exchange Offer) plus, to the extent reflected as a charge in the statement of Consolidated Net Income for such period, the sum of: (i) all taxes measured by income (whether paid or deferred),
(ii) interest expense (net of interest income), (iii) non-cash charges related to the Class Action Settlement Agreement, and (iv) restructuring charges disclosed in the 1997 Annual Report on Form 10-K and the June 30, 1998 Quarterly Report on Form 10-Q.

----------------------------- ------------------------------ -----------------------------
                              MINIMUM OPERATING PROFIT FOR     MINIMUM OPERATING PROFIT
                              THREE-MONTH PERIOD ENDING ON     FOR TWELVE-MONTH PERIOD
            DATE                     DATE INDICATED            ENDING ON DATE INDICATED
----------------------------- ------------------------------ -----------------------------
June 30, 1998                 $2,500,000                       n/a

September 30, 1998            $2,500,000                       n/a

December 31, 1998             $2,500,000                       n/a

March 30, 1999                $2,500,000                       $10,000,000

June 30, 1999                 $2,500,000                       $10,000,000

September 30, 1999            $3,750,000                       $11,250,000

December 31, 1999             $3,750,000                       $12,500,000

March 31, 2000                $3,750,000                       $13,750,000

June 30, 2000 and the last    $3,750,000                       $15,000,000
day of each calendar
quarter thereafter


          6.15. Tangible Assets. The Company's Consolidated Tangible Assets shall exceed $50 million on September 30, 1998 and each quarter thereafter.

          6.16. Line of Business. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the businesses in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

          6.17. Sale of Assets. The Company shall not, and shall not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of ("Transfer") any property or assets, unless the property or asset that is the subject of such Transfer constitutes (i) inventory held for sale, (ii) marketable securities available for sale, or (iii) real estate, equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or such Subsidiary or that is obsolete, and, in the case of any Transfer described in clause (i) or (iii), such Transfer is in the ordinary course of business.

          6.18. Indenture Relating to the Notes. Upon the written request of the Required Holders, the Company, at its expense, shall cause to be prepared, executed and delivered within 30 days after such request an indenture (including a new form of note, any necessary related documentation and, from time to time thereafter, any necessary supplements thereto) with respect to the Notes, which indenture (and form of note) shall contain terms and provisions substantially the same as those set forth in Articles 6, 8 and 9 hereof and such other terms and provisions as are required under the Trust Indenture Act of 1939 and such other items and provisions as are customary in indentures relating to publicly traded senior secured debt securities having a rating comparable to the rating that the Notes would receive if rated by a nationally recognized rating agency. In such event, the Company shall also appoint as trustee under such indenture a national banking association reasonably acceptable to the Required Holders having its principal offices in New York, New York, and having capital, surplus, and undivided profits of at least $50,000,000. In connection with the execution of any such indenture, the Holders shall exchange all outstanding Notes for new notes in the form contemplated by such indenture, and upon such exchange such new notes shall be deemed to be "Notes" for purposes hereof.

          6.19. Financial Statements and Information. The Company shall furnish to each Holder: (a) as soon as practicable and in any event within 45 days after the end of each of the four quarters of each fiscal year and within 90 days of the end of each fiscal year (i) copies of the quarterly and annual reports and of the other information, documents, and other reports which the Company files or is required to file with the SEC pursuant to the Exchange Act and of any other reports or information which the Company delivers or makes available to any of its security holders, at the time of filing such reports with the SEC or of delivery to the Company's security holders, as the case may be (but in no event later than the time such filing or delivery is required pursuant to the Exchange Act) or (ii) as soon as practicable and in any event within 45 days after the end of each of the four quarters of each fiscal year and within 90 days of the end of each fiscal year, quarterly reports for the four quarters of each fiscal year of the Company and annual reports which the Company would have been required to file under any provision of the Exchange Act if it had a class of securities listed on a national securities exchange or was otherwise required to file such reports under the Exchange Act, within fifteen Business Days of when such report would have been filed under
Section 13 of the Exchange Act, together with copies of a consolidating balance sheet of the Company and its Subsidiaries as of the end of each such accounting period and of the related consolidating statements of income and cash flow for the portion of the fiscal year then ended, all in reasonable detail and all certified by the principal financial officer of the Company to present fairly the information contained therein in accordance with GAAP (and in the case of annual reports, including financial statements, audited and certified by the Company's independent public accountants as required under the Exchange Act); (b) within ninety days after the end of each fiscal year, a written statement by the Company's independent certified public accountants stating as to the Company whether in connection with their audit examination, any Default or Event of Default has come to their attention; (c)(i) within forty-five days after the end of the four quarters of the Company's fiscal year and within ninety days after the end of the Company's fiscal year, an Officers' Certificate setting forth computations in reasonable detail showing, as at the end of such quarter or fiscal year, as the case may be, the Company's compliance with Sections 6.6, 6.7, 6.13, 6.14 and 6.15, and (ii) within 45 days after the end of each fiscal quarter, an Officers' Certificate in the form of Exhibit 6.19 stating that as of the date of such certificate, based upon such examination or investigation and review of this Agreement, as in the opinion of such signer is necessary to enable the signer to express an informed opinion with respect thereto, to the best Knowledge of such signer, the Company has kept, observed, performed and fulfilled each and every covenant contained in this Agreement, and is not in default in the performance or observance of any of the terms, provisions and conditions hereof, and to the best of such signer's Knowledge, no Default or Event of Default exists or has existed during such period or, if a Default or Event of Default shall exist or have existed, specifying all such defaults, and the nature and period of existence thereof, and what action the Company has taken, is taking or proposes to take with respect thereto; (d) promptly after becoming aware of (i) the existence of a Default or Event of Default or any default in any of the Collateral Documentation, or (ii) any default or event of default under any Indebtedness of the Company or any of its Subsidiaries, an Officers' Certificate specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto, or (iii) any litigation or proceeding affecting any Credit Party in which the amount claimed is in excess of $100,000 and not covered by insurance or in which injunctive relief is sought which if obtained would have a Material Adverse Effect, or (iv) any change that has or is reasonably likely to have a Material Adverse Effect; and (e) such other information, including financial statements and computations, relating to the performance of the provisions of this Agreement and the affairs of the Company and any of its Subsidiaries as each Holder may from time to time reasonably request. In addition, the Company shall make available to securities analysts and broker-dealers, upon their reasonable request, copies of all annual, quarterly and interim reports filed by the Company with the SEC pursuant to the Exchange Act (including, without limitation, copies of (i) each financial statement, report, notice or proxy statement sent by any Credit Party to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by any Credit Party with the SEC and of all press releases and other statements made available generally by any Credit Party to the public concerning developments that are Material). The Company shall keep at its principal executive office a true copy of this Agreement (as at the time in effect), and cause the same to be available for inspection at said office, during normal business hours and after reasonable notice to the Company by any Holder.

          6.20. Inspection. (a) Any Holder or Holders holding in excess of 25% of the aggregate principal amount of Notes issued and outstanding shall have the right to visit and inspect any of the properties of any Credit Party, to examine the books of account and records of any Credit Party, to be provided with copies and extracts therefrom, to discuss the affairs, finances and accounts of any Credit Party with, and to be advised as to the same by, its and their executive officers, and its and their independent public accountants (and the Company authorizes such independent public accountants to discuss the Company's or any Subsidiaries' financial matters with such Holder and its representatives, regardless of whether any representative of the Company is present, but provided that an officer of the Company will be afforded a reasonable opportunity to be present at any such discussion), all at such reasonable times and intervals during normal business hours, and upon reasonable prior notice to the Company as such Holder and the Company shall agree and at the expense of the Company (including the costs incurred by such Holder in hiring accountants to conduct an audit). The Company will likewise afford each Holder the opportunity to obtain any information necessary to verify the accuracy of any of the representations and warranties made by the Company hereunder or in any Transaction Document or compliance by the Company and its Subsidiaries with any covenant made hereunder or in any Transaction Document.

          (b) By receipt of information under this Section 6.20, such Holder agrees that all information (other than such information that is publicly available or any other information that is in such Holder's possession prior to any disclosure under this Section 6.20) provided to it pursuant to this Section 6.20 shall be used by such Holder solely in connection with its investment in the Company and for no other purpose, and such Holder shall treat such information as confidential in accordance with such reasonable internal procedures as it applies generally to information of this kind and shall not disclose such information to any Person, except
(i) to any governmental entity having jurisdiction over such Holder in the ordinary course of business to the extent so required by law, (ii) to any other Person pursuant to subpoena or other process, whether legal, administrative or other (and such Holder hereby agrees to provide the Company with prompt notice of any such subpoena or other process and provide the Company with an opportunity to contest such disclosure), (iii) to such Holder's officers, directors, trustees, employees, partners, legal counsel, financial advisors or auditors or accountants who need access to such information in connection with their duties, (iv) to any transferee or prospective purchaser of a Note or interest therein who agrees to be bound by this paragraph, or (v) to the extent necessary in the enforcement of such Holder's rights hereunder and under the Notes during the continuance of a Default or Event of Default.

          6.21. Change-in-Control Purchase Offer. (a) The Company shall make an offer, in accordance with the procedures set forth in Section 6.21(b) to acquire the Notes for cash at 101% of the principal amount thereof (plus accrued and unpaid interest to the date of repurchase) in the event of (i) a Change of Control, a merger, consolidation or other combination involving the Company, or (ii) a Change of Control of a Subsidiary of the Company or a group of Subsidiaries of the Company occurs and such Subsidiary or group of Subsidiaries, individually or in the aggregate, together with their consolidated Subsidiaries and all other Subsidiaries previously subject to a Change of Control, if any, represent more than 50% of the revenues or net assets of the Company and its Subsidiaries on a consolidated basis as of the last date of the immediately preceding fiscal quarter of the Company or for the twelve month period then ended.

          (b) Notice of any redemption of Notes pursuant to this Section
6.21 shall be mailed at least 30 but not more than 60 days prior to the date fixed for redemption to each Holder. In order to facilitate the redemption of Notes, the board of directors of the Company may fix a record date for the determination of Notes to be redeemed which shall be a date at least 20 days following the date of the notice. Promptly following a Change in Control (but in no event more than five Business Days thereafter), the Company shall mail to each Holder, notice of such Change in Control, which notice shall set forth such Holder's right to require the Company to redeem any or all Notes held by it. The Company shall thereafter, during a period of 90 days from the date of such notice redeem any Notes, in whole or in part, at the option of the such Holder, upon at least five days' written notice to the Company by such Holder specifying (i) the principal amount of Notes to be redeemed and (ii) the redemption date. On the date of any redemption being made pursuant to this Section 6.21 which is specified in a notice given pursuant to this Section 6.21, the Company shall wire transfer to such Holder the amount determined in accordance with Section 6.21(a) for the principal amount of Notes so redeemed, together with an amount equal to all accrued and unpaid interest thereon to the date of redemption.

          6.22. Sale and Leaseback Transactions. The Company shall not, and shall not permit any Subsidiary to, enter into any Sale-and-Leaseback Transaction.

          6.23. Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, comply with all Laws, ordinances or governmental rules or regulations to which each of them is subject, and shall obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such Laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company shall timely file all proxy statements, reports and other documents required to be filed by it under the Exchange Act and such statements, reports and other documents shall be in compliance in all material respects with the requirements of its respective report form and shall not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          6.24. Supplemental Disclosure. From time to time as may be requested by the Required Holders, the Company shall supplement each Schedule hereto, or any representation herein or in any other Transaction Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show changes made therein); provided that no such supplement to any such Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein.

          6.25. Proceeds. The proceeds of the sale of the Notes shall be used for the purposes set forth in Schedule 6.25. No part of the proceeds from the sale of the Notes hereunder shall be used, directly or indirectly, for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System, or for any purpose which violates or would be inconsistent with the provisions of Regulations T, U or X of said Board.

          6.26. Insurance; Damage to or Destruction of Collateral. The Company shall, and shall cause each of its Subsidiaries to, at its sole cost and expense, maintain the policies of insurance described on Schedule 2.7(b) in form and with insurers reasonably acceptable to the Required Holders. If the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, the Collateral Agent may (at the direction of the Required Holders) at any time or times after ten days written notice to the Company obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Required Holders deem advisable. Neither the Collateral Agent nor the Required Holders shall have any obligation to obtain insurance for the Company or any of its Subsidiaries or pay any premiums therefor. By doing so, the Collateral Agent and the Holders shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by the Company to the Collateral Agent and shall be secured by the Collateral. Following the Closing, the Company shall use its reasonable best efforts to obtain directors' and officers' insurance in amounts, scope and coverage customarily obtained by comparable businesses.

          6.27. Amendment of Litigation Documents and McGhan Documents. Without the prior written consent of the Required Holders, the Company shall not, and shall not permit any other Credit Party to, amend or otherwise modify, or waive or relinquish any rights under, or fail to enforce any rights under, (i) the Standstill Agreement, (ii) any document or agreement relating to the full discharge of all Indebtedness to International Integrated Industries, (iii) the Rights Plan (except that the Company may amend the Rights Plan in accordance with Section 27 thereof (as amended by Amendment No. 2 thereto, dated as of July 2, 1997)), (iv) the Class Action Settlement Agreement, (v) the 3M Agreement, (vi) the June 2, 1998 Court Order, (vii) the Escrow Agreement, (viii) the Custody Agreement or (vii) any instrument, agreement or other document executed or delivered in connection therewith.

          6.28. Exchange Offer. The Company shall consummate the Exchange Offer pursuant to the Exchange Offer Documents.

          6.29. State Takeover Statutes. Prior to the consummation of the Reincorporation Merger, the Board of Directors of the Company shall, and shall cause the board of directors of the Delaware Subsidiary into which the Company will merge, to take all action required to (i) determine that Appaloosa and its affiliates are not (individually or in groups) an "interested shareholder" within the meaning of Section 607.0901 of the Florida 1989 Business Corporation Act, and (ii) approve the Reincorporation Merger (pursuant to which the Company would merge with and into a wholly-owned Delaware Subsidiary of the Company for the purpose of changing the Company's state of incorporation from Florida to Delaware). In addition, the Company shall, and shall cause each of its Subsidiaries to, take any other board action necessary to render inapplicable to Appaloosa and its affiliates the restriction on certain business combinations (at the time of the Reincorporation Merger or thereafter) pursuant to the provisions of Section 203(a) of the Delaware General Corporation Law.

     7.   Events of Default and Remedies.
          ------------------------------

          7.1. Events of Default and Remedies. "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 5 days; or

          (b) default in the payment of any principal of any Note when it becomes due and payable; or

          (c) default in the performance of any agreement or covenant in, or provision of, this Agreement, the Notes, or the other documents executed and delivered in connection with this Agreement (including any Transaction Document) and to which the Company or any of its Subsidiaries is a party (other than a covenant or a default in whose performance is elsewhere in this Section specifically dealt with), which default continues for 5 days following the Company's receipt of notice (or, if the Company fails to provide notice pursuant to Section 6.19(d), such default shall be immediate), or any representation or warranty made in any document executed and delivered in connection with this Agreement (including any Transaction Document) was false in any material respect on the date as of which made or deemed made; or

          (d) a default under any mortgage, indenture, instrument or agreement other than under clause (c) above under which there may be issued or by which there may be secured or evidenced any Indebtedness of any Credit Party, whether such Indebtedness now exists or shall be created hereafter, if the holder or holders of at least $500,000 in principal amount of such Indebtedness cause such $500,000 (or more) of principal amount of Indebtedness to become due and payable prior to its stated maturity; or

          (e) other than the Class Action Settlement Agreement, a final judgment or judgments for the payment of money are entered by a court or courts of competent jurisdiction against any Credit Party and such remains undischarged for a period (during which execution shall not effectively be stayed) of 90 days, provided that the aggregate of all such judgments that are not covered by insurance under which the Company is a beneficiary exceeds $1,000,000, or the Required Holders shall determine that any regulatory body having jurisdiction over any Credit Party including, without limitation, the SEC, shall have taken or proposed to take any action that the Required Holders believe would have a Material Adverse Effect or that adversely affects the Holders' first priority security interest in the Collateral; or

          (f) any Credit Party (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors,
(iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (g) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by any Credit Party, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Credit Party, or any such petition shall be filed against any Credit Party and such petition shall not be dismissed within 60 days; or

          (h) a court of competent jurisdiction enters a final judgment holding any of the documents delivered in connection with this Agreement (including any Transaction Document) to be invalid or unenforceable and such judgment remains unstayed and in effect for a period of 20 consecutive days; or any Credit Party shall assert, in any pleading filed in such a court, that any of the documents delivered in connection with this Agreement are invalid or unenforceable; or

          (i) any provision of any Transaction Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party (or the Trustee in the case of the Intercreditor Agreement) shall challenge the enforceability of any Transaction Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Transaction Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms (other than because such document has not yet been entered into)), or any security interest created under any Transaction Document (other than the Exchange Offer Documents) shall cease to be a valid and perfected first priority security interest or Lien in any of the Collateral purported to be covered thereby;

          (j) (A) any Credit Party shall fail to comply with the terms of, or violate or fail to enforce its rights under (i) the Class Action Settlement Agreement, (ii) the 3M Agreement, (iii) the June 2, 1998 Court Order, (iv) the Standstill Agreement, (v) the agreements relating to the full discharge of all Indebtedness to International Integrated Industries or (vi) the Class Action Settlement Agreement is not approved by the United States District Court for the Northern District of Alabama prior to February 1, 1998 (or any such approval is reversed) or (B) either of the Class Action Settlement Agreement or the 3M Agreement shall terminate in accordance with its terms or any other party thereto shall assert in writing that any such agreement has terminated;

          (k) any Credit Party shall default in the payment of any amounts in excess of $25,000 due pursuant to the terms of any document executed and delivered by the Company or such Subsidiary in connection with this Agreement (other than payments elsewhere in this Section specifically dealt with); or

          (l) the Company shall fail to consummate the Exchange Offer by November 16, 1998 pursuant to the Exchange Offer Documents.

          7.2. Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, the Required Holders may, by notice to the Company, declare the entire unpaid principal amount of the Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law) to be immediately due and payable, and upon such declaration all of such amount shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived, anything in the Notes or in this Agreement to the contrary notwithstanding; provided that if an Event of Default under clause (f), (g), (h), (i) or (j) of Section 7.1 shall have occurred, the entire unpaid principal amount of the Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall immediately become due and payable, without any declaration and without presentment, demand, protest or further notice, all of which are hereby waived, anything in the Notes or this Agreement to the contrary notwithstanding; and provided, further, that the Company acknowledges, and the parties hereto agree, that each Holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

          7.3. Other Remedies. If any Event of Default shall have occurred and be continuing, from and including the date of such Event of Default to but not including the date such Event of Default is cured or waived, each Holder may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by Law) of any covenant or agreement contained in this Agreement or the Notes or in aid of the exercise of any power granted in this Agreement or the Notes, and each Holder may enforce the payment of any Note held by such Holder and any of its other legal or equitable rights.

          7.4. Conduct No Waiver; Collection Expenses. No course of dealing on the part of any Holder, nor any delay or failure on the part of any Holder to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice any Holder's rights, powers and remedies. If the Company fails to pay, when due, the principal or the premium, if any, or the interest on any Note, the Company will pay to such Holder, to the extent permitted by Law, on demand, all costs and expenses incurred by such Holder in the collection of any amount due in respect of any Note hereunder, including reasonable legal fees incurred by such Holder in enforcing its rights hereunder.

          7.5. Annulment of Acceleration. If a declaration is made in accordance with Section 7.2, then and in every such case, the Required Holders may, by an instrument delivered to the Company, annul such declaration and the consequences thereof.

          7.6. Remedies Cumulative. No right or remedy conferred upon or reserved to each Purchaser or the Collateral Agent or the Holders under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now and hereafter existing under applicable law. Every right and remedy given by this Agreement or by applicable Law to each Purchaser or the Collateral Agent or the Holders may be exercised from time to time and as often as may be deemed expedient by such Purchaser or the Collateral Agent or the Holders.

     8.   Prepayment of the Notes.
          -----------------------

          8.1. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $2,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest on such principal amount accrued to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each Holder written notice of each optional prepayment under this
Section 8.1 not less than 30 days and not more than 90 days prior to the date fixed for such prepayment (the "Prepayment Date"). Each such notice shall specify the Prepayment Date, the aggregate principal amount of the Notes to be prepaid on the Prepayment Date, the amount of each Note held by such Holder to be prepaid (determined in accordance with Section 8.2), and the interest to be paid on the Prepayment Date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of an executive officer of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder a certificate of an executive officer of the Company specifying the calculation of such Make-Whole Amount as of the specified Prepayment Date. Notwithstanding the foregoing, at any time prior to the date of any such prepayment, any Holders shall be entitled to object to such computation of the Make-Whole Amount by delivering a notice of objection to the Company setting forth such holders' computation of the Make-Whole Amount. If any Holders shall deliver such a notice of objection to the Company, the Make-Whole Amount specified in such notice shall be binding, absent manifest error, on the holders and the Company.

          8.2. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.1, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

          8.3. Maturity; Surrender, etc. In the case of each prepayment of Notes pursuant to this Article 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

          8.4. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

          8.5. Make-Whole Amount. The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of all remaining payments of interest and principal with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.1 or has become or is declared to be immediately due and payable pursuant to Section 7.2, as the context requires.

          "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all remaining payments of interest and principal with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the third Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page USD" on the Bloomberg Financial Markets Service Screen (or such other display as may replace Page USD on the Bloomberg Financial Markets Service Screen) for actively traded U.S. Treasury securities issued on the Settlement Date and maturing on September 30, 2000, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the third Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities. Such implied yield will be determined, if necessary, by (A) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (B) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the period between the Settlement Date and September 30, 2000 and (2) the actively traded U.S. Treasury security with the duration closest to and less than the period between the Settlement Date and September 30, 2000.

          "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1 or has become or is declared to be immediately due and payable pursuant to Section 7.2, as the context requires.

     9.   The Collateral Agent.
          --------------------

          9.1 Appointment. Each Purchaser for itself and for future Holders hereby irrevocably designates and appoints Appaloosa Management, L.P. as the Collateral Agent under this Agreement, and irrevocably authorizes the Collateral Agent to take such action on such Purchaser's behalf and any future Holder's behalf and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or future Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the Transaction Documents or otherwise exist against the Collateral Agent.

          9.2 Delegation of Duties. The Collateral Agent may execute any of its duties under the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in Section 9.3.

          9.3 Exculpatory Provisions. Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any of the Transaction Documents, or (ii) responsible in any manner to any of the Purchasers or future Holders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or for any failure of any Credit Party to perform its obligation thereunder. The Collateral Agent shall not be under any obligation to any Purchaser or future Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of any Credit Party.

          9.4 Reliance by the Collateral Agent. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Required Holders (or, where unanimous consent of the Holders is expressly required hereunder or thereunder, such Holders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with a request of the Required Holders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers and all future Holders of the Notes.

          9.5 Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default hereunder unless the Collateral Agent has received written notice from a Holder or the Company referring to this Agreement, describing such default or Event of Default and stating that such notice is a "notice of default". In the event that the Collateral Agent receives such a notice, the Collateral Agent shall promptly give notice thereof to all Holders. The Collateral Agent shall take such action with respect to such default or Event of Default as shall be directed by the Required Holders; provided that (i) the Collateral Agent shall not be required to take any action that exposes the Collateral Agent to liability or that is contrary to this Agreement or applicable law and (ii) unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event or Default as it shall deem advisable in the best interests of the Holders.

          9.6 Non-Reliance on Collateral Agent and Other Purchasers. Each Purchaser for itself and all future Holders of the Notes acquired by such Purchaser expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representation or warranties to it and that no act by the Collateral Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Collateral Agent to any such Purchaser or Holder. Each Purchaser for itself and all future Holders of the Notes acquired by such Purchaser represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or any other Holder, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operation, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its loan hereunder and to enter into this Agreement. Each Purchaser also represents for itself and all future Holders of the Notes acquired by such Purchaser that it will, independently and without reliance upon the Collateral Agent or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Collateral Agent hereunder, the Collateral Agent shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or any of its Subsidiaries.

          9.7 Indemnification. The Purchasers and the future Holders jointly and severally agree to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of the Transaction Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no Purchaser or future Holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Collateral Agent's gross negligence or willful misconduct. The agreements contained in this Section 9.7 shall survive the payment of the Notes and all other amounts payable hereunder.

          9.8 Collateral Agent in its Individual Capacity. The Collateral Agent and its Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Collateral Agent were not the Collateral Agent hereunder. With respect to its loans made or renewed by it or any Note issued to it, the Collateral Agent shall have the same rights and powers, duties and liabilities under the Transaction Documents as any Holder and may exercise the same as though it were not the Collateral Agent and the terms "Purchaser", "Purchasers", "Holder" and "Holders" shall include the Collateral Agent in its individual capacities.

          9.9 Successor Collateral Agent. The Collateral Agent may resign as Collateral Agent upon 30 days' notice to the Company (and the Company shall promptly notify the Holders). If the Collateral Agent shall resign as Collateral Agent under the Transaction Documents, then the Required Holders shall appoint a successor agent for the Holders which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld) whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent and the term "Collateral Agent" shall mean such successor agent effective upon its appointment, and the former Collateral Agent's rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any Holders of the Notes. After any retiring Collateral Agent's resignation hereunder as Collateral Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under the Transaction Documents.

     10.  Interpretation.
          --------------

          10.1 Definitions.
               -----------

          "Additional Warrants" shall have the meaning ascribed thereto in the Recitals.

          "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. "Affiliate" shall also include partners of a Person. Notwithstanding the foregoing, "Affiliate" shall not include the limited partners of any Purchaser or Holder or any limited partners of a limited partner of any Purchaser or Holder.

          "Appaloosa" shall mean Appaloosa Investment Limited Partnership I.

          "Beneficially Own" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          "Breast Implant Litigation" shall have the meaning ascribed thereto in the Recitals.

          "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Called Principal" shall have the meaning ascribed to such term in Section 8.5.

          "Capital Stock" means, in the case of the Company, any and all shares (however designated) of the capital stock of the Company now or hereafter outstanding.

          "Capitalized Lease" shall mean, with respect to any Person, any lease or any other agreement for the use of property which, in accordance with generally accepted accounting principles, should be capitalized on the lessee's or user's balance sheet.

          "Capitalized Lease Obligation" of any Person shall mean and include, as of any date as of which the amount thereof is to be determined, the amount of the liability capitalized or disclosed (or which should be disclosed) in a balance sheet of such Person in respect of a Capitalized Lease of such Person.

          "Change in Control" shall mean:

                    (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Appaloosa or its Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding Voting Securities of the Company, but excluding, for this purpose, any such acquisition by (i) the Company or any of its Subsidiaries, (ii) any employee benefit plan (or related trust) of the Company or any of its Subsidiaries, or (iii) any corporation with respect to which, following such acquisition, 50% or more of the combined voting power of the then outstanding Voting Securities of such corporation is then beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of Voting Securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the combined voting power of the then outstanding Voting Securities of the Company; or

                    (b) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all the Persons who were the respective Beneficial Owners of the Voting Securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation Beneficially Own, directly or indirectly, more than 35% of the combined voting power of the then outstanding Voting Securities of the corporation resulting from such reorganization, merger or consolidation; or

                    (c) the Incumbent Board shall cease for any reason to constitute at least 50% of the members of the Board; or

                    (d) the sale, lease or other disposition of all or a substantial part of the Company's assets in one transaction or a series of related transactions.

          "Class Action Settlement Agreement" shall have the meaning ascribed thereto in the Recitals.

          "Closing" shall have the meaning ascribed thereto in Section 1.2.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral" means all real and personal property and interests in real and personal property including, without limitation, Intellectual Property, rights under leases and royalty rights and agreements, now owned or hereafter acquired by the Company or its Material Subsidiaries in or upon which a Lien is granted or made under the Collateral Documentation.

          "Collateral Agent" shall mean Appaloosa Management, L.P.

          "Collateral Documentation" means the Guarantee and Security Agreements, the Guarantee Agreements, the Security Agreement, the Financing Statements, the Intercompany Notes and the endorsements thereof to the Collateral Agent (for the benefit of the Holders) or to the Holders, and all other deeds of trust, assignments, endorsements, pledged stock, collateral assignments and other instruments, documents, agreements or conveyances at any time creating or evidencing Liens or assigning Liens to the Collateral Agent (for the benefit of the Holders) or to the Holders, to secure the obligations of the Company or any of its Subsidiaries hereunder and under the Notes and the Registration Rights Agreement.

          "Common Stock" shall mean the Common Stock of the Company, par value $0.01 per share.

          "Consolidated" or "consolidated", when used with reference to any financial term in this Agreement (but not when used with respect to any tax return or tax liability), shall mean the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated and, with respect to earnings, after eliminating the portion of earnings properly attributable to minority interests, if any, in the capital stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person.

          "Consolidated Tangible Assets" shall mean, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

          (a) the book value of all assets of the Company as reflected on its most recent balance sheet, minus

          (b) the sum of the following: the book value of all assets which should be classified as intangibles, including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets resulting from a revaluation of such assets subsequent to December 31, 1997.

          "Contracts" shall mean all agreements, contracts, leases, purchase orders, arrangements, commitments and licenses to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

          "Copyrights" shall mean, collectively, (a) all copyrights, copyright registrations and applications for copyright registrations, (b) all renewals and extensions of all copyrights, copyright registrations and applications for copyright registration and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages and other payments (including in respect of all past, present or future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world.

          "Credit Party" shall mean each of the Company and each of its Subsidiaries.

          "Delaware By-Laws" shall mean the by-laws, to be used by the Company after the Reincorporation Merger, in the form included in the Proxy Statement.

          "Delaware Charter" shall mean the certificate of incorporation, to be used by the Company after the Reincorporation Merger, in the form included in the Proxy Statement.

          "Discounted Value" shall have the meaning ascribed to such term in Section 8.5.

          "Employee Agreement" shall mean each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between any Credit Party or any ERISA Affiliate and any employee pursuant to which any Credit Party or any ERISA Affiliate has or may have any liability contingent or otherwise.

          "Environmental Laws" means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "Equity Interests" means any Capital Stock, partnership interest, joint venture interest or other equity interest or warrants, options or other rights to acquire any Capital Stock, partnership interest, joint venture interest or other equity interest.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

          "Escrow Agent" shall have the meaning ascribed thereto in Section
1.4.

          "Event of Default" shall mean each of the happenings or circumstances enumerated in Section 7.1.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

          "Exchange Notes" shall have the meaning ascribed thereto in the Recitals.

          "Exchange Offer" shall have the meaning ascribed thereto in the Recitals.

          "Exchange Offer Documents" shall mean the Exchange Notes, the Exchange Warrants, the Additional Warrants, the Subordinated Indenture, the Securities Exchange Agreement, the Exchange Offer Registration Rights Agreement, the Subordinated Guarantee and Security Agreement, the
Subordinated Security Agreement, the Subordinated Guarantee and the Exchange Offer Intercreditor Agreement.

          "Exchange Offer Intercreditor Agreement" shall mean the agreement, dated as of the date hereof, between the Collateral Agent and the Trustee for the Exchange Notes under the Subordinated Indenture, in the form of Exhibit 10.1A.

          "Exchange Offer Registration Rights Agreement" shall mean the agreement to be entered into between the Trustee and the holders of the Exchange Notes in the form of Exhibit 10.1B.

          "Exchange Warrants" shall have the meaning ascribed thereto in the Recitals.

          "Financing Statements" means Form UCC-1 financing statements to be filed in all jurisdictions necessary or desirable in order to perfect the Holders' security interest in the Collateral and shall include any Form UCC-1 financing statements assigned to the Holders and filings to be made in the U.S. Patent and Trademark Office and the U.S. Copyright Office.

          "GAAP" shall mean U.S. generally accepted accounting principles.

          "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

          "Guaranty" or "Guarantee" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of any Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such
Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of any computations made under this Agreement, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the outstanding amount of the Indebtedness for borrowed money which has been guaranteed, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

          "Guarantee Agreement" shall mean the agreement, dated as of the date hereof, made by the Company's foreign Material Subsidiaries in favor of the Holders providing for Guarantees from such Material Subsidiaries.

          "Guarantee and Security Agreement" shall mean the agreement, dated as of the date hereof, between the Collateral Agent and the Company's domestic Material Subsidiaries, providing for a first priority security interest in the domestic Material Subsidiaries' Collateral and Guarantees from such Material Subsidiaries.

          "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

          "Holder" shall mean, at any time of reference, a Person in whose name a Note is registered in the Note Register at such time.

          "Incumbent Board" shall mean the individuals who, immediately after the Closing, constitute the board of directors of the Company; provided, however, that any individual becoming a director subsequent to the Closing whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board.

          "Indebtedness" shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person whether or not the obligations secured thereby have been assumed, (vi) all Capitalized Lease Obligations of such Person, (vii) all Guarantees of such Person, (viii) all obligations (including but not limited to reimbursement obligations) relating to the issuance of letters of credit for the account of such Person, (ix) all obligations arising out of foreign exchange contracts, and
(x) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

          "Indemnified Person" shall have the meaning ascribed thereto in
Section 11.1.

          "Indenture Date" shall have the meaning ascribed thereto in
Section 5.1.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all Patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof,
(b) all Trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith,
(c) all copyrightable works, all Copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of the foregoing (in whatever form or medium) and (i) all licenses or agreements in connection with the foregoing.

          "Intercompany Notes" means the notes from the Subsidiaries or Affiliates of the Company in favor of the Company in the form of Exhibit 10.1C, as the same may be amended, modified or supplemented from time to time in accordance with their terms, and all other promissory notes or other instruments evidencing Indebtedness of Affiliates or Subsidiaries of the Company to the Company between the Company and its Affiliates.

          "Intercreditor Agreement" shall mean the agreement, dated as of the date hereof, between the Collateral Agent and the Trustee for the Old Notes under the Indenture, dated as of January 2, 1996, between the Trustee and the Company (as amended).

          "June 2, 1998 Court Order" shall mean the June 2, 1998 preliminary court order approving the Class Action Settlement Agreement and the 3M Agreement issued by the United States District Court for the Northern District of Alabama.

          "Knowledge", with respect to the Company, shall mean the actual knowledge of each member of the board of directors of the Company and each officer of the Company, and the knowledge that any of the foregoing persons would have after due and reasonable inquiry and investigation.

          "Law" shall include any foreign, federal, state, or local law, statute, ordinance, rule, regulation, order, judgment or decree.

          "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

          "Loan" shall have the meaning ascribed thereto in the Recitals.

          "Loan Warrants" shall have the meaning ascribed thereto in the Recitals.

          "Make-Whole Amount" shall have the meaning ascribed thereto in
Section 8.5.

          "Material" shall mean material in relation to the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, whether or not in the ordinary course of business.

          "Material Adverse Effect" shall mean a material adverse effect on
(a) the property, business, prospects (including, without limitation, the prospects for the settlement of the Breast Implant Litigation), operations, earnings, assets, liabilities or the condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, whether or not in the ordinary course of business, (b) the ability of any Credit Party to perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights, remedies, powers and privileges of the Holders under any of the Transaction Documents or (e) the timely payment or performance of the Secured Obligations.

          "Material Subsidiaries" at any time, shall mean any Subsidiary of the Company, other than any Non-Significant Subsidiary of the Company.

          "Net Income" shall mean, with respect to any period, the net income or net loss of the Company and its Subsidiaries in accordance with GAAP on a consolidated basis as reflected in the financial statements furnished to the Holders in accordance with Section 6.19.

          "Non-Significant Subsidiary" at any time, shall mean any Subsidiary of the Company which at such time has total assets (including the total assets of any Subsidiaries) that have a fair market value of, or for which the Company or any of its Subsidiaries shall have paid (including the assumption of Indebtedness) in connection with the acquisition of capital stock (or other equity interests) or the total assets of such Subsidiary, less than $100,000, provided that the total assets of all Non-Significant Subsidiaries at any time does not exceed 5% of the total assets of the Company and its Subsidiaries on a consolidated basis.

          "Note Register" shall have the meaning ascribed thereto in
Section 4.1.

          "Notes" shall have the meaning ascribed thereto in the Recitals.

          "Officers' Certificate" means a certificate signed by any two officers of the Company, one of whom must be the Chairman of the Board, the President, the Chief Executive Officer, the Treasurer or a Vice President of the Company.

          "Old Notes" shall have the meaning ascribed thereto in the Recitals.

          "Operating Profit" shall have the meaning ascribed to it in
Section 6.14.

          "Outstanding" or "outstanding" shall mean when used with reference to the Notes at a particular time, all Notes theretofore issued as provided in this Agreement, except (i) Notes theretofore reported as lost, stolen, damaged or destroyed, or surrendered for transfer, exchange or replacement, in respect to which replacement Notes have been issued,
(ii) Notes theretofore paid in full, and (iii) Notes therefore canceled by the Company, except that, for the purpose of determining whether Holders of the requisite principal amount of Notes have made or concurred in any waiver, consent, approval, notice or other communication under this Agreement, Notes registered in the name of, or owned beneficially by, the Company or any of its Subsidiaries of any thereof, shall not be deemed to be outstanding.

          "Patents" shall mean, collectively, (a) all patents and patent applications, (b) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of all patents or patent applications and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages, and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and
(iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, including all inventions and improvements described or discussed in all such patents and patent applications.

          "Permitted Indebtedness" means, without duplication, any of the following Indebtedness of the Company or any of its Subsidiaries, as the case may be: (i) $25.5 million aggregate principal amount of 6.00% subordinated notes to be issued pursuant to the Class Action Settlement Agreement (having the terms set forth therein); (ii) Indebtedness and obligations under the Notes and the Exchange Notes; (iii) any other Indebtedness and obligations outstanding on the date hereof and set forth on Schedule 2.19 hereof; (iv) Indebtedness of a domestic Subsidiary of the Company to the Company as long as such Subsidiary has executed the Guarantee and Security Agreement and such Indebtedness is evidenced by Intercompany Notes and the Intercompany Notes are pledged to the Collateral Agent as Collateral as provided in Section 6.11 or (v) Indebtedness which refinances any of the Indebtedness specified herein, provided that the terms of such refinancing Indebtedness shall not have a Material Adverse Effect (in comparison to the terms of the Indebtedness being refinanced), such refinancing Indebtedness shall be unsecured and subordinate in right of payment to the Notes, shall mature at least one year after all of the Notes have matured and shall have such other terms as are reasonably acceptable to the Required Holders.

          "Permitted Investments" shall mean (a) direct obligations of the United States of America, or of any of its agencies, or obligations guaranteed as to principal and interest by the United States of America, or of any of its agencies, in either case maturing not more than 90 days from the date of acquisition of such obligation; (b) deposit accounts in, and certificates of deposit, repurchase agreements or bankers acceptances of any bank or trust company organized under the laws of the United States of America or any state or licensed to conduct a banking or trust business in the United States of America or any state and having capital, surplus and undivided profits of at least $35,000,000, maturing not more than 90 days from the date of acquisition; (c) commercial paper rated A-1 or better or P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition;
(d) money market funds sponsored by commercial or investment banks unaffiliated with the Company or any of its Subsidiaries; and (e) loans or advances of money by the Company or any Material Subsidiary to the Company's domestic Subsidiaries that have executed the Guarantee and Security Agreement as long as such loans or advances are evidenced by Intercompany Notes and the Intercompany Notes are pledged to the Collateral Agent as Collateral as provided in Section 6.11 hereof.

          "Permitted Liens" means (i) Liens existing on the date hereof and set forth in Schedule 2.19, all of which are subordinate to the Lien of the Collateral Documentation; (ii) Liens (other than any Lien imposed under ERISA or any Environmental Laws) for taxes, assessments or charges of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP and enforcement thereof is stayed; (iii) Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens (other than any Lien imposed under ERISA) not voluntarily granted for amounts not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP, and enforcement thereof is stayed; (iv) Liens (other than any Lien imposed under ERISA), incurred or deposited made in the ordinary course of business, including without limitation, surety bonds and appeal bonds, in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (v) easements (including without limitation reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other similar restrictions, charges or encumbrances (whether or not recorded) and other Liens incurred in the ordinary course of business, which do not secure indebtedness or the deferred purchase price of any asset and which do not interfere materially with the ordinary conduct of the business of the Company and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Company; (vi) building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions, and any amendments thereto, now or at any time hereafter adopted by any governmental authority having jurisdiction; and
(vii) purchase money liens to the extent such liens secure Permitted
Indebtedness.

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Prepayment Date" shall have the meaning ascribed thereto in
Section 8.1.

          "Proxy Statement" shall have the meaning ascribed thereto in
Section 2.2.

          "Purchase Price" shall have the meaning ascribed thereto in
Section 1.2.

          "Registration Rights Agreement" shall mean the Registration Rights Agreement dated the date hereof between the Purchasers and the Company with respect to the Notes.

          "Reincorporation Merger" shall mean the merger, if consummated, the primary purpose of which is to effect the reincorporation of the Company in the state of Delaware as described in the Proxy Statement.

          "Reinvestment Yield" shall have the meaning ascribed to such term in Section 8.5.

          "Related Parties" shall mean Affiliates of the Company or any of its Subsidiaries and directors or officers of the Company or any of its Subsidiaries (including any family members of directors and officers).

          "Releases" shall have the meaning ascribed thereto in the Recitals.

          "Required Holders" means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

          "Restricted Encumbrance" shall have the meaning ascribed thereto in Section 6.7.

          "Rights Plan" shall mean the plan (as amended) adopted by the Company's board of directors on June 10, 1997.

          "Sale-and-Leaseback Transaction" shall mean a transaction or series of transactions pursuant to which the Company or any of its Subsidiaries shall sell or transfer to any Person (other than the Company or a Subsidiary of the Company) any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Company or any of its Subsidiaries shall rent or lease as lessee (other than pursuant to a Capitalized Lease), or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.

          "SEC" shall mean the United States Securities and Exchange
Commission.

          "SEC Reports" shall have the meaning ascribed thereto in Section
2.4.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

          "Security" or "Securities" shall mean any equity or debt security of the Company (including, without limitation, subscriptions, options, warrants, rights, stock-based or stock-related awards or convertible or exchangeable securities to which the Company is a party or by which the Company may be bound of any character relating to, or obligating the Company to issue, grant, award, transfer or sell any issued or unissued shares of the Company's Capital Stock or other securities of the Company).

          "Secured Obligations" shall mean any and all obligations of any Credit Party at any time and from time to time for the performance of its agreements, covenants and undertakings under or in respect of the Transaction Documents to which it is a party.

          "Securities Exchange Agreement" shall mean the agreement to be entered into by the Company and the securityholders parties thereto in the form of Exhibit 10.1D.

          "Security Agreement" shall mean the agreement, dated as of the date hereof, between the Collateral Agent and the Company, providing for a first priority security interest in the Collateral.

          "Standstill Agreement" shall mean the agreement, dated July 8, 1998, between the Company and Mr. Donald K. McGhan restricting Mr. McGhan's ability to vote his Common Stock.

          "Stated Maturity" when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

          "Subordinated Guarantee Agreement" shall mean the guarantee to be made by the Company's foreign Material Subsidiaries in favor of the holders of the Exchange Notes in the form of Exhibit 10.1E.

          "Subordinated Guarantee and Security Agreement" shall mean the agreement to be entered into by the Company's domestic Material
Subsidiaries and the Trustee in the form of Exhibit 10.1F.

          "Subordinated Indenture" shall mean the agreement to be entered into between the Company and the Trustee in the form of Exhibit 10.1G.

          "Subordinated Security Agreement" shall mean the agreement to be entered into by the Company and the Trustee in the form of Exhibit 10.1H

          "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) any other Person (other than a corporation), including without limitation a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions) or (iii) any other Person required to be consolidated with such Person in accordance with generally accepted accounting principles. For purposes of this definition (and for the determination of whether or not a Subsidiary is a wholly-owned Subsidiary of a Person), any directors' qualifying shares or investment by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

          "Tax" and "Taxes" shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, value added, license, excise, franchise, capital, net worth, estimated, withholding, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, asset, gains, transfer or excise tax, or any other tax, levy, custom, duty, impost, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or additions to tax, imposed by any Governmental Authority and, including, without limitation, any Taxes of another person owing under a contract, as transferee or successor, under Treas. Reg. ss. 1.1502-6 or analogous state, local or foreign law, or otherwise.

          "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          "3M" shall mean the Minnesota Mining & Manufacturing Company.

          "3M Agreement" shall have the meaning ascribed thereto in the Recitals.

          "Trademarks" shall mean, collectively, (a) all trade names, trademarks and service marks, logos, trademark and service mark registrations and applications for trademark and service mark registrations, (b) all renewals and extensions of any of the foregoing and
(c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and
(iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use of, or otherwise symbolized by, each such trade name, trademark and service mark.

          "Transaction Documents" shall mean this Agreement, the Notes, the Registration Rights Agreement, the Security Agreement, the Guarantee and Security Agreement, the Guarantee Agreement, the Loan Warrants, the Intercreditor Agreement, the Assignment, dated as of the date hereof, from the Company to the Collateral Agent, the Letter Agreement, dated as of the date hereof, between the Company and the Collateral Agent and the Exchange Offer Documents.

          "Transfer" shall have the meaning ascribed thereto in Section
6.17.

          "Voting Securities" shall mean at any time shares of any class of capital stock of the Company (or other corporation) which are then entitled to vote generally in the election of directors of the Company (or such other corporation).

          "Year 2000 Problem" shall have the meaning ascribed thereto in
Section 2.29.

          10.2. Accounting Principles. The character or amount of any asset, liability, capital account or reserve and of any item of income or expense required to be determined pursuant to this Agreement, and any consolidation or other accounting computation required to be made pursuant to this Agreement, and the construction of any definition in this Agreement containing a financial term, shall be determined or made, as the case may be, in accordance with generally accepted accounting principles, to the extent applicable, unless such principles are inconsistent with the express requirements of this Agreement.

     11.  Miscellaneous.
          -------------

          11.1. Payments; Indemnity. (a) The Company agrees that, so long any Notes shall remain outstanding, it will make all interest, principal and other payments hereunder and under the Notes in immediately available funds by wire transfer on the date due in such manner as each Holder may reasonably request in writing. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension will be included in the computation of the interest payable on such next succeeding Business Day.

          (b) Each Credit Party shall jointly and severally indemnify and hold harmless each Purchaser, each Holder and each of their respective Affiliates, and each such Person's respective officers, directors, partners, members, employees, attorneys, agents and representatives (each, an "Indemnified Person") from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and out-of-pocket expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Transaction Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith.

          (c) The Company shall bear all sales, documentary, transfer, stamp or other similar Taxes and all filing fees and expenses incurred in connection with the transactions contemplated by this Agreement and shall indemnify and hold harmless each Indemnified Person from and against any such Taxes.


          11.2. Severability. If any term, provision, covenant or restriction of this Agreement or any exhibit hereto is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and such exhibits shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

          11.3. Specific Enforcement. The Purchasers, on the one hand, and the Company, on the other, acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at Law or equity.

          11.4. Entire Agreement. The Transaction Documents (including the Schedules and Exhibits hereto and thereto) contain the entire understanding of the parties with respect to the transactions contemplated hereby and thereby.

          11.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          11.6. Notices and other Communications. All notices, consents, requests, instructions, approvals, financial statements, proxy statements, reports and other communications provided for herein shall be deemed given, if in writing and delivered personally, by telecopy or sent by registered mail, postage prepaid, if to:

          The Company, to:

          3800 Howard Hughes Parkway
          Suite 900
          Las Vegas, NV  89109
          Attention:  Ilan K. Reich, Executive Vice President

          With a copy to:

          Olshan Grundman Frome & Rosenzweig LLP
          505 Park Avenue
          New York, NY  10022
          Attention:  Adam W. Finerman, Esq.

          The Purchasers, to each Purchaser's address as set forth in the Note Register

          With a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, NY  10004
          Attention:  Robert C. Schwenkel, Esq.

          The Collateral Agent, to:

          Appaloosa Management, L.P.
          26 Main Street, 1st Floor
          Chatham, New Jersey  07928
          Attention:  Mr. Jim Bolin

          With a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, NY  10004
          Attention:  Robert C. Schwenkel, Esq.

or to such other address as any party may, from time to time, designate in a written notice given in a like manner.

          11.7. Amendments. This Agreement may be amended as to the Purchasers, any Holder and their respective successors and assigns, and the Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Company shall obtain the written consent of the Required Holders. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

          11.8. Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any subsequent holder of a Note).

          11.9. Expenses. The Company agrees to pay to each Holder all reasonable costs and expenses incurred by such Holder relating to any future amendment or supplement to any of the Transaction Documents or any of the Notes (or any proposal by the Company for such amendment or supplement) whether or not consummated or any waiver or consent with respect thereto (or any proposal for such waiver or consent) whether or not consummated, and all costs and expenses of such Holder relating to the enforcement of any of the Transaction Documents.

          11.10. Survival. All covenants, agreements, representations and warranties contained herein and in any certificates delivered pursuant hereto in connection with the transactions contemplated hereby shall survive the Closing and the delivery of the Transaction Documents, regardless of any investigation made by or on behalf of any party.

          11.11. Transfer of Notes. Each Purchaser understands and agrees that the Notes have not been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or transactions as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws are available. Each Purchaser acknowledges that, except as provided in the Registration Rights Agreement, such Purchaser has no right to require the Company to register the Notes. Each Purchaser understands and agrees that each Note or certificate representing the Notes shall bear the following legends:

     "THE TRANSFER OF [THE SECURITIES REPRESENTED BY THIS CERTIFICATE] [THIS NOTE] IS RESTRICTED BY AND PURSUANT TO A NOTE PURCHASE AGREEMENT DATED AS OF SEPTEMBER _, 1998, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY."

     "[THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE] [THIS NOTE HAS] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS. THIS INSTRUMENT WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT. FOR INFORMATION REGARDING THE ISSUE PRICE, ISSUE DATE, YIELD TO MATURITY AND AMOUNT OF ORIGINAL ISSUE DISCOUNT, CONTACT EXECUTIVE VICE PRESIDENT, AT INAMED CORPORATION."

          11.12. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING
CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

          11.13. Submission to Jurisdiction. If any action, proceeding or litigation shall be brought by any Holder in order to enforce any right or remedy under this Agreement or any of the Notes, the Company hereby consents and will submit, and will cause each of its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Company hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction.

          11.14. Service of Process. Nothing herein shall affect the right of any Holder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

          11.15. WAIVER OF JURY TRIAL. THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE NOTES.

          11.16. Public Announcements. Neither the Company nor any Purchaser shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

          11.17. Further Assurances. The Company and each of its Subsidiaries agrees that it shall and shall cause each other to, at the Company's expense and upon the reasonable request of Collateral Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Collateral Agent such further instruments, agreements and documents (including, without limitation, financing statements under the Code, security agreements in respect of Intellectual Property, stock powers executed in blank and other items necessary or desirable in connection with the perfection of Liens in the Collateral) and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Collateral Agent to carry out more effectually the provisions and purposes of the Transaction Documents.

          Each Purchaser (other than Appaloosa and its affiliates), severally and not jointly, represents and warrants to Appaloosa with respect to such Purchaser as follows: (i) such Purchaser acknowledges that Fried, Frank, Harris, Shriver & Jacobson is acting solely on behalf of Appaloosa, (ii) such Purchaser has, or such Purchaser together with its advisers, if any, have, such knowledge and experience in financial and business matters that such Purchaser is, or such Purchaser together with its advisers, if any, are, and will be capable of evaluating the merits and risks relating to such Purchaser's purchase of the Notes and Loan Warrants under this Agreement, (iii) such Purchaser has been given the opportunity to obtain information and documents relating to the Company and to ask questions of and receive answers from representatives of the Company concerning the Company and such Purchaser's investment in the Notes and the Loan Warrants and such Purchaser's decision to invest in the Company has been based upon independent investigations made by such Purchaser and its advisers, if any.

          11.19. Signatures. This Agreement shall be effective upon delivery of original signature pages or facsimile copies thereof executed by each of the parties hereto.

          IN WITNESS WHEREOF, the Company, the Purchasers and the
Collateral Agent have caused this Agreement to be executed and delivered by their respective officers or partners thereunto duly authorized.

                                    INAMED CORPORATION


                                    By: /s/ Ilan K. Reich
                                       ------------------------------------
                                        Name: Ilan K. Reich
                                             ------------------------------
                                        Title: Executive V.P.
                                              -----------------------------


                                    APPALOOSA MANAGEMENT, L.P.,
                                    as Collateral Agent
                                    By: Appaloosa Partners Inc., its general
                                          partner

                                    By: /s/ James Bolin
                                       ------------------------------------
                                        Name: James Bolin
                                             ------------------------------
                                        Title:
                                              -----------------------------


                                    APPALOOSA INVESTMENT LIMITED
                                        PARTNERSHIP I
                                    By:  Appaloosa Management, L.P., its
                                           General Partner
                                    By:  Appaloosa Partners Inc., its General
                                           Partner

                                    By: /s/ James Bolin
                                       ------------------------------------
                                        Name: James Bolin
                                             ------------------------------
                                        Title: Vice President
                                              -----------------------------



                                    PALOMINO FUND LTD.
                                    By: Appaloosa Management L.P., its
                                          Investment Advisor
                                    By: Appaloosa Partners Inc., its General
                                          Partner

                                    By: /s/ James Bolin
                                       ------------------------------------
                                        Name: James Bolin
                                             ------------------------------
                                        Title: Vice President
                                              -----------------------------